SOLID SOLAR ENERGY, INC.

RESTRICTED STOCK AGREEMENT

I. NOTICE OF GRANT

Grantee’s Name	Mohit Bhansali

You have been granted an award of shares (the “Shares”) of Restricted Stock of Icarus Wind Energy, Inc. (the “Company”), subject to the terms and conditions of this Agreement, as follows:

Grant Date	July 30, 2012
Total number of Shares Granted	85,824,470
Vesting Frequency and Occurrence	100 Shares shall vest immediately upon the date of grant 28,608,123 Shares shall vest on each of the first and second anniversaries of the date of grant

II.  AGREEMENT

1. Grant of the Shares. The Company hereby grants to the Grantee named in the Notice of Grant section of this Agreement (the “Notice of Grant”) an award of Shares, as set forth in the Notice of Grant and subject to the terms and conditions of this Restricted Stock Agreement.

2. Vesting. The Shares awarded by this Agreement will vest in the Grantee according to the vesting terms specified in the Notice of Grant.

3. Forfeiture upon Termination as Director. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Grantee resigns as a director for any or no reason prior to vesting, or is terminated as a director for any or no reason prior to vesting, or upon the Director’s death or permanent disability prior to vesting, the unvested Shares awarded by this Agreement will thereupon be forfeited at no cost to the Company.

4. Fiduciary Clawback Rights.  The Shares shall be subject to automatic forfeiture to the Company if at any time during the period that the Grantee serves as a director of the Company and upon the termination of the Grantee’s service as a director and for a period of three years thereafter if there is (i) any breach of any of the Grantee’s fiduciary duties as a director to the Company or (ii) any material breach of Company policy or procedures which causes harm to the Company, as determined by the Board of Directors of the Company or the compensation committee, if any, thereof (collectively, the “Fiduciary Clawbacks”).  In the event of a Fiduciary Clawback, the Grantee shall forfeit the Shares to the Company within 90 days of the occurrence of a breach pursuant to (i) or (ii) herein.

5. Payment upon Vesting. Any Shares that vest in accordance with paragraph 2 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares, provided that to the extent determined appropriate by the Company, the minimum statutorily required federal, state and local withholding taxes with respect to such Shares will be paid by reducing the number of vested Shares actually paid to the Grantee.

6. Payments after Death. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.  Voting Rights. The Grantee will be entitled to exercise voting rights with respect to the unvested Shares.

8. Issuance of Shares. The Grantee is the record owner of the Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Grantee expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Director will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If and when the Shares become vested, the vested Shares will no longer be subject to the transfer restrictions contained in this Agreement and the Company’s books will be updated accordingly.

9. Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Grantee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

By your signature and the signature of the Company’s representative below, you and the Company agree that this award is granted under and governed by the terms and conditions of this Agreement. Grantee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company or the compensation committee thereof, if any, upon any questions relating to this Agreement. Grantee further agrees to notify the Company upon any change in the residence address indicated below.

GRANTEE	SOLID SOLAR ENERGY, INC.

/s/ Mohit Bhansali	By:	/s/ Mohit Bhansali
Signature		Mohit Bhansali

Mohit Bhansali	Title:	President and Chief Executive Officer
Print Name
Address:

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